Exhibit 4(a)

                              CAPITAL BRANDS, INC.
                        1225 BROKEN SOUND PARKWAY, N.W.
                                    SUITE A
                              BOCA RATON, FL 33481


                                  May 30, 1996

F.B.W. HOLDINGS, INC.
6516 Via Rosa
Boca Raton, Florida 33433

Gentlemen:

     This letter shall serve to memorialize an agreement made on January 12, 1996 between F.B.W. Holdings, Inc. and Compscript, Inc., a majority owned subsidiary of Capital Brands pursuant to which F.B.W. Holdings, Inc. agreed to provide certain consulting services to Compscript principally in connection with the share exchange between Compscript and the Company.

     In connection with such consulting services F.B.W. Holdings, Inc. is entitled to options to purchase 175,000 shares of Capital Brands' Common Stock at $1.00 per share (such amounts have been adjusted for Capital's 1 for 8 reverse stock split). Such options are exercisable for a three year period expiring January 12, 1999.

     If this accurately sets forth the agreement between the parties, please indicate your acceptance by signing in the space provided below and returning a copy to the undersigned.

                                          Very truly yours,

                                          CAPITAL BRANDS, INC.

                                          By: /s/ BRIAN A. KAHAN
                                             -----------------------------------
                                             Brian A. Kahan, Chief Executive
                                               Officer

ACCEPTED AND AGREED TO
THIS 6TH DAY OF JUNE, 1996.

F.B.W. HOLDINGS, INC.

By: /s/ FRANKLYN B. WEICHSELBAUM
   -----------------------------------
   Franklyn B. Weichselbaum, President